Exhibit 99.2

SPHERION 401(k) BENEFIT PLAN

FORM 5500, SCHEDULE H, PART IV, QUESTION 4a —
DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

Question 4a "Did the employer fail to transmit to the plan any participant contributions within the time period described in 29 CFR 2510.3-102," was answered "yes."

Identity of Party	Relationship to Plan, Employer,
Involved	or Other Party-in-Interest	Description of Transactions	Amount

Spherion Corporation	Plan Sponsor	Participant contributions for employees	$143,591
		were not funded within the time period
		prescribed by D.O.L. Regulation 2510.3-102.
		The December 2007 employee contributions
		made to the Spherion plan were deposited
		on February 6, 2008.